UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Altria Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials
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ALTRIA GROUP, INC.
6601 West Broad Street
Richmond, Virginia 23230

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 18, 2023

Dear Fellow Shareholder:

Altria Group, Inc. (“Altria,” “we,” “us” and “our”) is providing shareholders with the following supplemental information in opposition to Proposal 6, a shareholder proposal for Altria to commission a civil rights equity audit (“Shareholder Proposal”), which is on the ballot at Altria’s upcoming Annual Meeting of Shareholders to be held on Thursday, May 18, 2023 at 9:00 a.m., Eastern Time (“2023 Annual Meeting”), and was included in Altria’s 2023 Proxy Statement (“Proxy Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) on April 6, 2023.

The audit requested by the shareholder proponents is not in the best interests of Altria or our shareholders given the risks presented by an independent third-party audit. As previously announced, Altria is actively preparing to conduct an Equity and Civil Rights Assessment (“Assessment”) in response to shareholder approval of the same resolution last year. Altria plans to lead this Assessment with extensive independent third-party oversight and involvement throughout the Assessment, including through an independent External Advisory Review board, a third-party assurance firm and extensive stakeholder engagement. We believe this approach is responsive to last year’s shareholder vote while mitigating risk to Altria and our shareholders.

Independent Oversight and Perspectives

We agree with the shareholder proponents that independent perspectives are key to the credibility of our Assessment and will enhance its value in furthering our progress on the important issues raised in the proposal. This is why we plan to have an independent External Advisory Review Board active throughout the Assessment process, including providing input on the scope, oversight of our stakeholder engagement, identification of potential findings and providing input on the report, which will be published on our website. We have identified five individuals to serve on the External Advisory Review Board who have expertise in the areas of civil rights, diversity, equity and inclusion, legal/law enforcement, public policy, community organizations and youth development, all of which are relevant to the scope of the Assessment. We applied an independence standard analogous to the standard we use for our Board of Directors when assessing the members of the External Advisory Review Board. Our Assessment will also be assured by an independent third-party firm that will prepare a written opinion on the accuracy of information contained in the report.

Misleading Information from Shareholder Proponents

We have been engaged with the shareholder proponents on various issues for more than 10 years and have met with them multiple times on this topic, sharing our planned Assessment and the feedback we received on this approach during other investor engagements. Through these engagements, we believe they are very familiar with Altria. However, they included certain inaccuracies and statements that we believe are misleading in the supplemental information they filed with the SEC on April 13, 2023.

Specifically, they suggest that Altria was involved in various activities undertaken by Philip Morris International Inc. (“PMI”) in 2017 and 2018. Altria and PMI have been separate public companies since 2008 when Altria spun off PMI. As such, we are not affiliated with PMI and were not affiliated during the time periods identified by the shareholder proponents. Further, they describe decades old conduct, including activities from more than 75 years ago, in which none of our current directors or officers had any involvement and which include activities that are now prohibited under the Master Settlement Agreement and Family Smoking Prevention and Tobacco Control Act. We believe these misleading statements are designed to inappropriately connect our current companies and their practices to bygone practices or activities in order to alarm shareholders and influence their vote on this Shareholder Proposal.

Litigation Risk

As noted in management’s response to the Shareholder Proposal included in our Proxy Statement, the topics raised in the Shareholder Proposal are subject to significant active and pending litigation involving our companies’ tobacco products. In smoking and health litigation across the tobacco industry, plaintiffs often make historical tobacco marketing practices and menthol flavoring, to name two examples, central issues in their cases and urge juries to award tens of millions of dollars in punitive damages based on that conduct. In recent years, however, many juries have refused to award punitive damages against Philip Morris USA Inc. (“PM USA”) because they recognize PM USA’s changed conduct since it entered into the Master Settlement Agreement in 1998, which includes marketing restrictions. We believe the potential risks of having an unfettered audit conducted by an independent third party threatens to reverse these recent litigation successes. The risks of such audit outweigh any potential benefits because an independent third party will not be familiar with or sensitive to these and other issues presented in our highly complex litigation and, therefore, may make findings or statements that could be misconstrued or distorted in such a way by plaintiffs’ counsel that lead to negative outcomes in current or future litigation.

Our Former Investment in Juul Labs, Inc. (“JUUL”)

We also take this opportunity to clarify our relationship with JUUL. In the first quarter of 2023, we divested our 35% minority investment in JUUL and, as a result, are no longer affiliated with JUUL. We acknowledge that youth vaping continues to be a concern and we remain committed to our underage tobacco prevention efforts.

This supplement (this “Supplement”) to our Proxy Statement does not change the proposals to be acted on at the 2023 Annual Meeting or our Board of Directors’ recommendations with respect to the proposals, which are described in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. Except as supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares using one of the methods described in the Proxy Statement.

/s/ W. HILDEBRANDT SURGNER, JR.
W. Hildebrandt Surgner, Jr.
Vice President, Corporate Secretary and Associate General Counsel
May 11, 2023
Richmond, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 18, 2023

Altria’s Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available, free of charge, at www.altria.com/proxy.